Exhibit 99.3
Item 9.01 (b) Pro Forma Financial Information
Unaudited Pro Forma Condensed Combined Consolidated Financial Information
The following unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2005 and the unaudited pro forma condensed combined consolidated statement of operations for nine months ended September 30, 2005 and the year ended December 31, 2004 are based on the historical financial statements of RSA Security Inc. (“RSA”) and Cyota, Inc. (“Cyota”) and give effect to the acquisition of Cyota by RSA on December 30, 2005 as a purchase given the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.
The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2005 gives effect to the acquisition of Cyota as if it occurred on September 30, 2005. The unaudited pro forma condensed combined consolidated statement of operations for nine months ended September 30, 2005 and the year ended December 31, 2004 is presented to give effect to the acquisition of Cyota as if it occurred on January 1, 2004.
The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position of RSA that would have been reported had the acquisition been consummated as of the dates presented, and should not be taken as representative of future operating results or financial position of RSA. The pro forma adjustments are based upon available information and assumptions that RSA believes are reasonable under the circumstances.
The unaudited pro forma condensed combined consolidated financial information has been prepared based on preliminary estimates of the fair values of assets acquired from Cyota. The impact of ongoing integration activities and adjustments to fair value of acquired net tangible and intangible assets of Cyota could cause material differences in the information presented.
The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the historical consolidated financial statements of RSA included in our Form 10-K for the year ended December 31, 2005.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
September 30, 2005
($ in thousands)

	Historical	Historical	Pro Forma		Pro Forma
	RSA	Cyota	Adjustments		Combined

ASSETS
Current assets
Cash and cash equivalents	$81,084	$5,703	$—		$86,787
Marketable securities	221,605	—	(130,272	)(1)	91,333
Accounts receivable (less allowance for doubtful accounts of $1,625 for RSA)	47,257	2,499	—		49,756
Inventory	3,954	—	—		3,954
Prepaid expenses and other assets	10,191	347	—		10,538

Total current assets	364,091	8,549	(130,272)		242,368

Property and equipment, net	67,818	1,000	—		68,818
Other assets
Deferred taxes	8,222	—	—		8,222
Intangible and other assets	17,058	702	24,050	(2)	41,810
Goodwill	172,736	—	114,139	(2)	286,875

Total other assets	198,016	1,702	138,189		336,907

Total assets	$629,925	$10,251	$7,917		$648,093

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other liabilities	$47,421	$2,299	$—		$49,720
Current portion of accrued restructurings	4,977	—	—		4,977
Income taxes accrued and payable	21,849	—	—		21,849
Deferred revenue	42,190	467	(287	)(2)	42,370

Total current liabilities	116,437	2,766	(287)		118,916

Accrued restructurings, long-term	11,018	—	—		11,018
Deferred revenue, long-term	6,656	—	—		6,656
Other	6,662	519	8,418	(3)	15,599

Total liabilities	140,773	3,285	8,131		152,189

Stockholders’ equity	489,152	6,966	(214	)(4)	495,904

Total liabilities and stockholders’ equity	$629,925	$10,251	$7,917		$648,093

See notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Nine Months Ended September 30, 2005
($ in thousands, except share and per share data)

	Historical	Historical	Pro Forma		Pro Forma
	RSA	Cyota	Adjustments		Combined

Revenue
Products	$163,175	$—	$—		$163,175
Maintenance and professional services	65,208	7,946	—		73,154

Total revenue	228,383	7,946	—		236,329

Cost of revenue
Products	28,243	—	—		28,243
Maintenance and professional services	18,945	3,428	—		22,373

Total cost of revenue	47,188	3,428	—		50,616

Gross profit	181,195	4,518	—		185,713

Costs and expenses
Research and development	47,459	2,317	—		49,776
Marketing and selling	85,197	3,056	—		88,253
General and administrative	24,079	2,041	3,571	(A)	29,691

Total	156,735	7,414	(3,571)		167,720

Income from operations	24,460	(2,896)	(3,571)		17,993

Interest income and other, net	7,434	92	—		7,526
Income from investing activities	—	—	—		—

Income before provision for income taxes	31,894	(2,804)	(3,571)		25,519

Provision (benefit) for income taxes	1,142	—	(1,479	) (B)	(337)

Net income (loss)	$30,752	$(2,804)	$(2,092)		$25,856

Basic earnings per share
Per share amount	$0.43				$0.36

Weighted average shares	71,066				71,066

Diluted earnings per share
Per share amount	$0.42				$0.35

Weighted average shares	71,066				71,066
Effect of dilutive equity instruments	2,183				2,871

Adjusted weighted average shares	73,249				73,937

See notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Twelve Months Ended December 31, 2004
($ in thousands, except share and per share data)

	Historical	Historical	Pro Forma		Pro Forma
	RSA	Cyota	Adjustments		Combined

Revenue
Products	$232,497	$—	$—		$232,497
Maintenance and professional services	75,010	6,748	—		81,758

Total revenue	307,507	6,748	—		314,255

Cost of revenue
Products	31,931	—	—		31,931
Maintenance and professional services	23,302	2,669	—		25,971

Total cost of revenue	55,233	2,669	—		57,902

Gross profit	252,274	4,079	—		256,353

Costs and expenses
Research and development	61,887	2,172	—		64,059
Marketing and selling	110,248	1,610	—		111,858
General and administrative	33,420	1,593	5,285	(C)	40,298

Total	205,555	5,375	5,285		216,215

Income from operations	46,719	(1,296)	(5,285)		40,138

Interest income (expense) and other, net	(3,278)	(2)	—		(3,280)
Income from investing activities	210	—	—		210

Income before provision for income taxes	43,651	(1,298)	(5,285)		37,068

Provision (benefit) for income taxes	8,669	—	(1,310	) (D)	7,359

Net income (loss)	$34,982	$(1,298)	$(3,975)		$29,709

Basic earnings per share
Per share amount	$0.54				$0.46

Weighted average shares	64,309				64,309

Diluted earnings per share
Per share amount	$0.51				$0.43

Weighted average shares	64,309				64,309
Effect of dilutive equity instruments	4,329				5,255

Adjusted weighted average shares	68,638				69,564

See notes to unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements ($ in thousands)
Note 1: Basis of Presentation and Purchase Price Allocation
     The purchase price of RSA’s acquisition of certain assets and the assumption of certain liabilities of Cyota were allocated based on the preliminary estimate of the fair value of the assets and liabilities of Cyota as of the date of acquisition. Estimated expenses related to the acquisition of Cyota of approximately $1.4 million are for professional fees and other direct expenses were recorded on the date of acquisition and have been included in the allocation of the purchase price.
     The preliminary purchase price as of the closing date is shown below (in thousands):

Cash paid for capital stock	$128,835
Fair value of outstanding stock options assumed	10,283
Direct acquisition costs	1,437
Intrinsic value of unvested options	(3,531)

Total purchase price	$137,024

     The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values, and deferred stock compensation was recorded based on intrinsic value The excess purchase price over those assigned values was recorded as goodwill. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions, and other information compiled by management, including independent valuations that utilized established valuation techniques. Goodwill recorded as a result of this acquisition is not deductible for tax purposes.
     The total preliminary purchase price as of the closing date has been allocated as follows (in thousands):

Cash and equivalents		$5,600
Restricted cash		291
Accounts receivable, net		2,928
Prepaid expenses and other current assets		1,012
Property and equipment		1,234
Other assets		459
Accounts payable		(1,229)
Other payable & accrued expenses		(2,877)
Deferred revenue		(522)
Deferred tax liabilities		(8,418)
Accrued severance liability		(594)
Amortizable intangible assets:
Existing technology	16,400
Customer relationships	6,860
Other	790

Total amortizable intangible assets		24,050
Goodwill		115,090

Total purchase price allocation		$137,024

     The purchase price and related allocation are preliminary and may be revised as a result of adjustments made to the purchase price, additional information regarding liabilities assumed, including contingent liabilities, and revisions of preliminary estimates of fair values made at the date of purchase, based upon final appraisals.
     Intangible assets include amounts recognized for the fair value of existing technology, customer relationships, trade name and trademarks, and non-competition/non-solicitation agreements. These intangible assets amounts will be amortized over four to ten years.

Note 2: Pro Forma Adjustments
The unaudited pro forma condensed combined consolidated balance sheet includes adjustments necessary to give effect to the acquisition as if it had occurred on September 30, 2005. The unaudited pro forma condensed combined consolidated statements of operations includes the adjustments necessary to give effect to the acquisition as if it had occurred on January 1, 2004. Both the pro forma balance sheet and pro forma statement of operations reflect the allocation of the acquisition cost to the fair value of tangible and intangible assets acquired and liabilities assumed as described in Note 1. There were no intercompany balances between RSA and Cyota. No pro forma adjustments were required to conform Cyota’s accounting policies to RSA’s accounting policies. Adjustments included in the unaudited pro forma condensed combined consolidated balance sheet are summarized in Note 1.
The pro forma adjustments to the balance sheet as of September 30, 2005 are as follows:
(1)	To reflect the consideration paid to Cyota shareholders and for professional fees paid in connection with the acquisition of $130.3 million.

(2)	To reflect the allocation of purchase price to indentifiable intangible assets based on preliminary appraisals and to goodwill based on the residual value. Note that the amount of goodwill recorded in the pro forma balance sheet differs from that actually recorded due to differences between the net assets actually acquired at December 30, 2005 to those in the pro forma balance sheet at September 30, 2005.

(3)	To record deferred tax liabilities associated with bases differences between book and tax for Cyota’s assets and liabilities at the rate expected to be in effect when such differences reverse.

(4)	Consists of the following (in thousands):

Reversal of historical equity of Cyota at September 30, 2005	$(6,966)
To record the fair value of Cyota options assumed	10,283
Deferred compensation associated with Cyota options assumed	(3,531)

Adjustment to stockholders’ equity	$(214)

The pro forma adjustments to the statement of operations are as follows:
(A) Adjustment to record nine months of amortization expense of acquired intangibles of $2,821. The pro forma adjustments include an estimate for amortization of identifiable intangible assets with finite lives that would have been recorded during the nine months ending September 30, 2005 covered by the pro forma combined condensed statements of operations relating to the acquisition of Cyota. The identifiable intangible assets are being amortized over periods ranging from four to ten years.
Adjustment to record nine months of deferred compensation of $750 relating to the fair value of the unvested options of Cyota.
(B) Adjustment to reflect the change in income tax expense due to the changes in pro forma income before provision for income taxes. The adjustment assumes that the acquisition of Cyota did not have a material impact on the effective tax rate for the year covered in the unaudited pro forma condensed combined consolidated statement of operations. Actual effective tax rates may differ from pro forma rates reflected in this unaudited pro forma combined condensed financial information.
(C) Adjustment to record twelve months of amortization expense of acquired intangibles of $3,761. The pro forma adjustments include an estimate for amortization of identifiable intangible assets with finite lives that would have been recorded during the twelve months ended December 31, 2004 covered by the pro forma combined condensed statements of operations relating to the acquisition of Cyota. The identifiable intangible assets are being amortized over periods ranging from four to ten years.
Adjustment to record twelve months of deferred compensation of $1,524 relating to the fair value of the unvested options of Cyota.
(D) Adjustment to reflect the change in income tax expense due to the changes in pro forma income before provision for income taxes. The adjustment assumes that the acquisition of Cyota did not have a material impact on the effective tax rate for the year covered in the unaudited pro forma condensed combined consolidated statement of operations. Actual effective tax rates may differ from pro forma rates reflected in this unaudited pro forma combined condensed financial information.